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                      May 7, 2024

       Enrique L  pez Lecube
       Chief Financial Officer
       Bioceres Crop Solutions Corp.
       Ocampo 210 bis, Predio CCT, Rosario
       Province of Santa Fe, Argentina

                                                        Re: Bioceres Crop
Solutions Corp.
                                                            Form 20-F for
Fiscal Year Ended June 30, 2023
                                                            File No. 001-38836

       Dear Enrique L  pez Lecube:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services